Exhibit 99.1

Conference Call:	Today, Thursday, May 15, 2003 at 4:30 P.M. E.D.T.
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212/346-7495 and 415/537-1862

Wave Systems Reports Q1 Results

and Provides Investor Update

- Completed $5.5 Million Financing in April -

Lee, MA (May 15, 2003) – Wave Systems Corp. (NASDAQ: WAVX; www.wave.com), a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms, today reported results for its first quarter ended March 31, 2003 and reviewed corporate developments.

Wave Systems reported net revenue principally related to services of $16,000 for the first quarter ended March 31, 2003 compared to year-ago first quarter revenue of $246,000.  Wave reported a net loss for the quarter of $6,394,000, or $0.12 per basic share, compared to a year-ago net loss of $11,245,000, or $0.22 per basic share.  The weighted average number of basic shares outstanding in the first quarter of 2003 and 2002 was 52,096,000 and 50,354,000, respectively.

As of March 31, 2003, Wave had total current assets of $5.7 million and total current liabilities of $3.1 million, providing $2.6 million in working capital, with no long-term debt.  Subsequent to the end of the first quarter, on April 30, 2003, Wave completed a $5.5 million private placement of Series H Convertible Preferred Stock.  In order to satisfy the forecasted cash flow requirements of its streamlined operating expense plan, Wave now anticipates it will need approximately $7.0 million in additional capital to fund operations through the twelve months ending March 31, 2004.  Wave expects to generate this capital through a combination of revenue, license fees or other sources.  If unable to generate this additional cash from its operations, Wave will need to raise additional capital or further reduce its operating expenses.

Steven Sprague, Wave’s president and CEO, said, “We are pleased to have successfully completed the private placement in the face of extremely challenging conditions in the economy and capital markets.  We believe our ability to complete this transaction provides recognition of our industry position and the central role Wave can play in the rapidly emerging trusted computing marketplace.  Wave has staked out a unique position with trusted computing services and infrastructure that seamlessly operate with the leading industry platforms.  Recent interactions at several industry events suggest that key industry participants are finally beginning to recognize the value Wave can add and are evaluating ways that they can work with us to benefit from our position.

“During 2003 we expect to receive trusted computing-oriented license revenue relating to our agreement with National Semiconductor as they begin to address the emerging trusted computing enterprise market.  It is also our goal to generate services revenues this year associated with the other chip vendors that are also addressing this opportunity.  This is an exciting time for us, as we begin to see our long-held vision of revenue-producing trusted computing services become an expected reality.

“In addition, we are encouraged by the progress being achieved by SignOnline and Wavexpress which have been given the formal mandate to make significant progress in supporting their operating overheads via external funding and revenue generation.  We are confident they are on the right track to achieve this goal within the next twelve months.”

Recent Wave Systems developments (for more details, please visit www.wave.com):

•                  National Semiconductor: In March, Wave announced a licensing agreement with National Semiconductor to bundle Wave’s EMBASSY® Trust Suite of applications and services with National’s PC21100 SafeKeeper™ trusted platform modules.  Wave’s solution, when combined with National’s SafeKeeper technology, provides PC platforms with a suite of secure services and applications.  This suite adds value and new revenue opportunities to the PC platform, while providing a new level of enhanced security and privacy options.

•                  Trusted Computing Group (TCG): Wave was invited to join the newly-formed TCG, an influential industry group dedicated to embedding trust and security into computing platforms/devices.  TCG is working to create open standards for products and solutions across PCs, PDAs, servers and digital phones, to enable secure and trusted computing to protect data, privacy and individual rights.  AMD, HP, IBM, Intel and Microsoft are initial promoters of the TCG, with contributing members including Wave Systems, Atmel, Infineon, National Semiconductor, Nokia, Philips, Phoenix Technologies, Sony, ST Microelectronics and Verisign.

•                  WinHEC: Wave demonstrated a range of EMBASSY Trust Suite applications and services at the Microsoft® Windows® Hardware Engineering Conference in New Orleans.  WinHEC delivers technical information on future directions for systems and peripherals running the Microsoft Windows operating systems, making it one of the more important annual forums for extending industry knowledge and appreciation of Wave.

•                  RSA Security 2003: As a sign of Wave’s growing stature in the trusted computing ecosystem, Wave’s EMBASSY Trust Suite was demonstrated on multiple trusted platforms at the Intel booth at this conference in San Francisco.  Intel demonstrated EMBASSY services, including an interoperable signing application, on platforms from National Semiconductor, Infineon and IBM.  In a separate demonstration at the Wave booth, EMBASSY Trust Services were demonstrated working with IBM’s Embedded Security Subsystem V2.0 on IBM ThinkPad notebooks and IBM NetVista desktops.

•                  Comodo Group: Wave partnered with the Comodo Group to offer solutions for managing processes and transactions securely online.  Wave offers the SignOnline eSign Transaction Management (eTM) Suite to allow organizations to manage business processes and transactions entirely online.  Comodo offers X509 certificate services to enterprises.  Fully integrated with Wave’s eTM Suite, Comodo’s ePKI Manager allows for complete lifecycle management of an enterprise’s digital certificates.  Comodo is reselling Wave’s eTM Suite portfolio as a part of their growing range of products, services and applications.

•                  Silicon Trust : Wave joined Infineon’s Technology’s Silicon Trust Partnership Program for 2003.  The Silicon Trust Program is a platform created for businesses using Infineon’s Security IC technology and solutions in their end applications.  Its primary goal is to develop and enhance market awareness as well as customer acceptance for individual products and solutions developed by the Silicon Trust partners.

•                  CeBIT:  In March, Wave demonstrated a suite of financial services for home computing and the Internet on Packard Bell PCs at the NEC IT Pavilion at the CeBIT trade show in Hannover, Germany.  Also at the show, Wave and Trusted Logic, a provider of secure software components for open embedded systems, demonstrated a software application development kit for the FINREAD (financial smart card reader) specification.

Wavexpress Developments:

•                  TVTonic Direct: Wavexpress launched a video-caching application that delivers DVD-quality video to the PC over broadband, which is aimed at film, television and entertainment companies and enterprise applications such as distance learning and corporate communications.

•                  GolfSpan.com, the number one provider of online golf instruction, became the first customer to license TVTonic Direct and incorporate it into its web site.  GolfSpan is using TVTonic Direct to power a free video service that downloads full-screen, video golf tutorials.

•                  MoviePick: Wavexpress partnered with Hollywood.com, a premier movie and entertainment web site, to launch MoviePick, a broadband PC channel delivering high-resolution, full-screen Hollywood-related programming to high-speed Internet users.  MoviePick is offered in a programming package featuring other Wavexpress broadband PC channels.

•                  Europe Online, operator of one of the world’s first and largest broadband Internet-via-satellite and multimedia content delivery networks, announced they will carry the TVTonic service.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure. Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors. Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, the success of partners in their deployment of Wave’s technology, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002

Revenues	$16	$246
Cost of Sales	4	109

Gross Margin	12	137

Operating Expenses:
Selling, general and administrative	3,844	5,415
Research and development	2,635	3,040
Restructuring costs and other special charges	—	726
Write-off of intangibles and other impaired assets	—	905
	6,479	10,087

Net interest income	24	182
Other income	50	—
Loss on other than temporary decline of marketable equity securities	—	(1,477)
	74	(1,295)

Net loss	$(6,394)	$(11,245)

Net loss per share - basic	$(0.12)	$(0.22)

Weighted average shares outstanding - basic	52,096	50,354

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$4,195	$10,221
Cash collected on behalf of charities	—	236
Notes receivable from officers	—	278
Inventories	1,115	1,113
Prepaid expenses and other receivables	431	574
Total current assets	5,741	12,422

Property and equipment, net	2,395	2,543
Marketable equity securities	2,930	2,881
Other assets	322	363

Total Assets	11,388	18,209

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	3,124	3,404
Due to charities	—	263
Deferred revenue	19	—
Total current liabilities	3,143	3,667

Total stockholders’ equity	8,245	14,542

Total liabilities and stockholders’ equity	$11,388	$18,209

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Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500